CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2013 RESULTS

Norton, Massachusetts, May 8, 2013. CPS Technologies Corporation (OTCBB:CPSH) today announced revenues of $5.0 million and net income of $3 thousand for the quarter ended March 30, 2013. This compares with revenues of $3.6 million and a net loss of $534 thousand for the quarter ended March 31, 2012.

Gross margin in the first quarter of 2013 was $914 thousand compared with a negative $34 thousand in the first quarter of 2012. This improvement in margin was due to in large part to the 42% increase in revenues, but also benefitted from the absence of additional costs associated with an outside finishing operation incurred in the First Quarter of 2012.

Commenting on the results, Grant Bennett, President and CEO, said: “I am very pleased with our first quarter results as we were able to breakeven for the first time since the third quarter of 2011. On a sequential basis, our revenues were up over 20% from our fourth quarter of 2012 which, in turn, was up 50% over the third quarter of 2012. Our traction business has been the driver of our rebound, but we have also experienced growth in our parts sold to hybrid electric vehicles and hermetic package customers.”

Mr. Bennett continued, “The current forecasts of our major customers suggest that their demand will remain strong for the foreseeable future. However, we are closely monitoring the situation as economic conditions remain volatile, especially in Europe.”

“Looking longer term, while we continue to make excellent technical progress in armor, our opportunities continue to expand into new markets. For example we have had considerable interest in using metal matrix composites from the oil and gas industry. These needs are wide ranging in scope, well beyond the applications we are serving today,” said Bennett.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2012 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	---Quarter Ended---
	Mar. 30,	Mar. 31,
	2013	2012

Total Revenues	$5,031,078	$3,554,776
Cost of Sales	4,116,641	3,588,616

Gross Margin	$914,437	($33,840)
Operating Expenses	$899,915	$808,723

Operating Income (loss)	$14,522	($842,563)
Interest expense	($10,192)	($5,772)

Income (loss) before taxes	$4,330	($848,335)
Income tax provision (benefit)	$1,720	($314,000)

Net income (loss)	$2,610	($534,335)

Net income (loss) per common share	$0.00	($0.04)
Weighted average shares outstanding	12,871,759	12,865,659

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Mar. 30,	Dec. 29,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$305,674	$306,854
Accounts receivable, net	4,144,115	2,876,149
Inventories	2,053,169	2,457,315
Prepaid expenses	133,114	140,723
Deferred taxes, current	353,105	354,825

Total current assets	6,989,177	6,135,866
Property and equipment, net	1,806,548	1,781,220
Deferred taxes, non-current	2,432,148	2,432,148

Total assets	$11,227,873	$10,349,234

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,366,532	$1,179,313
Accrued expenses	1,345,855	938,043
Borrowings against Line of Credit	600,000	500,000
Borrowings against Lease Line	163,155	—
Capital leases, current	108,102	123,366

Total current liabilities	3,583,644	2,740,722
Capital leases, non-current	55,848	76,372

Total liabilities	3,639,492	2,817,094
Stockholders' equity	7,588,381	7,532,140

Total liabilities and stockholders' equity	$11,227,873	$10,349,234